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                                                                  Exhibit 10.11a

December 20, 2001

Mr. Robert J. Weiskopf
Lightbridge
67 South Bedford Street, Suite 100E
Burlington, MA  01803

Dear Mr. Weiskopf:

The following summarizes the revised terms that we agreed to this afternoon regarding the $1,661,514 million promissory note Primal Solutions, Inc. owes to Corsair (a Lightbridge subsidiary).

1. Primal to pay $125,000 to Corsair by December 26, 2001 for accrued interest. Since accrued interest to date totals $185,903, the remaining $60,903 of interest due will be added to principal. The $125,000 payment should be wired to:

          Silicon Valley Bank, San Jose
          ABA #121140399
          for the credit of: Corsair Communications
          Account #3300143006

2. Principal balance of $1,661,514 will be increased to $1,722,417 reflecting the deferred interest in item 1.

3.   Term of the note extended from May 2004 to December 26, 2004.

4.   For the year 2002 no principal payments will be required.

5. Monthly interest payments will commence January 26, 2002 at a rate of 8% per annum until the note is paid in full.

6. Equal monthly principal payments will resume on January 26, 2003 through the term of the note which ends on December 26, 2004.

7. If these terms are acceptable, please sign below. (FAX to Rob Weiskopf 781 359 4560, mail original to Rob Weiskopf, Lightbridge Inc., 67 South Bedford Street, Burlington, MA 01803).

8. Except as set forth above, the promissory note remains in full force and effect.

Best regards,                                          Agreed to and accepted:


William Salway                                         Robert J. Weiskopf
CEO, Primal                                            Lightbridge
hereunto duly authorized                               hereunto duly authorized